Exhibit 97.1

Compensation Clawback Policy

Effective, as amended, as of October 2, 2023

1.
Purpose and Scope

Broadstone Net Lease, Inc. (the “Company”) has adopted and amended this compensation clawback policy (as amended, the “Policy”) to comply with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank”), Section 10D of the Securities Exchange Act of 1934 (the “Exchange Act”), and the related listing standards of the New York Stock Exchange, which require the recovery of certain forms of executive compensation in the case of accounting restatements resulting from a material error in an issuer’s financial statements. This Policy shall be administered by the Board of Directors of the Company (the “Board”) or, if so designated by the Board, the Compensation Committee.

2.
Effective Date

This Policy shall be effective as of the date it is adopted by the Board and shall apply to Incentive-Based Compensation that is approved, awarded, or granted to Covered Executives on or after the later of (i) such effective date, or (ii) the date upon which an employee becomes a Covered Executive (as defined below).

3.
Covered Executives

This Policy applies to all of the Company’s current and former executive officers, and such other employees who may from time to time be deemed subject to this Policy by the Board (each, a “Covered Executive”) (including, for the avoidance of doubt, individuals who serve as an executive officer at any time during the performance period for that Incentive-Based Compensation (as defined below) that becomes subject to a clawback hereunder, if any). For purposes of this Policy, an “executive officer” means, as applicable, the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any Executive Vice President, any Senior Vice President, any Vice President of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other officer who performs similar policy-making functions for the Company, and any other person considered to be an officer as defined in Section 401(b) of Regulation S-K (i.e., 17 CFR 229.401(b)).

4.
Incentive-Based Compensation

For purposes of this Policy, the term “Incentive-Based Compensation” shall be deemed to include any compensation that is granted, earned, or vested, in whole or in part, in connection with a Covered Executive’s employment by the Company and based upon the attainment of any financial reporting measure. Financial reporting measures include (i) measures that have been determined and presented in accordance with the accounting principles used to prepare the Company’s financial statements; (ii)

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measures derived from such financial reporting measures, either in whole or in part; and (iii) stock price and total shareholder return. For the avoidance of doubt, Incentive-Based Compensation does not include annual salary, contributions made to any tax-qualified retirement plans, compensation awarded based on completion of a specified period of service, or compensation awarded based on subjective standards, strategic measures, or operational or other non-financial reporting measures.

5.
Recovery; Accounting Restatement

In the event the Company is required to prepare an accounting restatement of its financial statements due to material noncompliance with any financial reporting requirement under the federal securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “Restatement”), the Company shall, as promptly as it reasonably can, recover any Incentive-Based Compensation received by a Covered Executive during the three completed fiscal years immediately preceding the date on which the Company is required to prepare such Restatement (the “Restatement Date”) and any transition period (if applicable), so long as the Incentive-Based Compensation received by such Covered Executive is in excess of what would have been awarded or vested after giving effect to the Restatement. The Restatement Date shall be the earlier of (i) the date on which the Board (or an authorized committee thereof) concludes or reasonably should have concluded that the Company is required to prepare a Restatement or (ii) the date on which a court, regulator, or other legally authorized body directs the Company to prepare a Restatement. The amount to be recovered will be the excess of the Incentive-Based Compensation paid to the Covered Executive based on the erroneous data in the original financial statements over the Incentive-Based Compensation that would have been paid to the Covered Executive had it been based on the restated results, without respect to any taxes paid. For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of excess compensation is not subject to mathematical recalculation directly from the information in the Restatement, the amount will be based on a reasonable estimate of the effect of the Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was received, and the Company will document, and provide to the New York Stock Exchange, if required, how the reasonable estimate was determined.

Subsequent changes in a Covered Executive’s employment status, including retirement or termination of employment, do not affect the Company’s rights to recover Incentive-Based Compensation pursuant to this Policy. For purposes of this Policy, Incentive-Based Compensation shall be deemed to have been received during the fiscal period in which the financial reporting measure specified in the award is attained, even if such Incentive-Based Compensation is paid or granted after the end of such fiscal period.

No recovery shall be required in the case of a Board determination that (i) the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered, provided that the Company made a reasonable and documented attempt to recover such amount and provided such documentation to the New York Stock Exchange or such other stock exchange on which Company stock is traded; (ii) recovery would violate home country law where that law was adopted prior to November 28, 2022; or (iii) recovery would likely cause an otherwise tax-qualified plan, under which benefits are broadly available to employees, to fail to meet the applicable requirements of the Internal Revenue Code.

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The Board shall determine, in its sole discretion, the method of recovering any Incentive-Based Compensation pursuant to this Policy.

6.
No Indemnification

The Company shall not indemnify any current or former Covered Executive against the loss of erroneously awarded compensation, and shall not pay, or reimburse any Covered Executives for premiums, for any insurance policy to fund such executive’s potential recovery obligations.

7.
Notice

Before the Board determines to seek recovery pursuant to this Policy, it shall provide the Covered Executive with written notice and the opportunity to be heard at a meeting of the Board (either in person or via telephone).

8.
Amendment and Interpretation

The Board may amend this Policy from time to time in its discretion, and shall amend this Policy as it deems necessary to reflect final regulations adopted by the SEC under Section 10D of the Exchange Act and to comply with any rules or standards adopted by a national securities exchange on which the Company’s securities are then listed. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and any applicable rules or standards adopted by the SEC and any national securities exchange on which the Company’s securities are then listed. The Policy shall continue to remain in place during the period in which the Company has a class of securities listed on a national securities exchange or a national securities association, and any additional period of time as may be determined by the Board.

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